1100 N.W. Wall Street
Bend, Oregon 97701

March 23, 2001

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (Bancorp), a financial holding company, and its principal subsidiary, Bank of the Cascades (the Bank) (collectively, “the Company”) to be held at:

Bend Golf and Country Club 61045 Country Club Drive Bend, Oregon Monday, April 23, 2001 at 5:30 p.m., Local Time

The Notice of Annual Meeting of Shareholders and Proxy Statement are included herein and describes the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiaries. Directors and Officers of the Company, as well as a representative of Symonds, Evans & Company, P.C., the Company’s independent auditors, will be present to respond to shareholder questions.

Enclosed are the Company’s Annual Report and Form10-K Report as filed with the Securities and Exchange Commission. Among other information, these reports include consolidated financial statements, the report of the independent auditors and management’s discussion and analysis of financial condition and results of operations.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID ENVELOPE.

Your continued interest and support of Cascade Bancorp are sincerely appreciated. Sincerely, /s/ Gregory D. Newton Gregory D. Newton Secretary

CASCADE BANCORP
1100 NW Wall Street
Bend, Oregon 97701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held at Bend Golf and Country Club
On April 23, 2001

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Shareholders of Cascade Bancorp (Bancorp), a financial holding company, and its principal subsidiary, Bank of the Cascades (the Bank) (collectively, “the Company”) will be held on:

Monday, April 23, 2001 5:30 p.m., Local Time Bend Golf and Country Club 61045 Country Club Drive, Bend, Oregon.

     A Proxy and Proxy Statement for the Meeting are enclosed herewith.

     The Meeting is for the purpose of considering and acting upon:

     Item 1. The election of three directors of the Company;

     Item 2. To act upon one shareholder proposal (if properly presented at the meeting); and

     Item 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

     NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Only shareholders of record at the close of business on March 12, 2001 are entitled to notice of, and to vote at, the Meeting or any adjournment or adjournments thereof.

     You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Gregory D. Newton Gregory D. Newton SECRETARY

Bend, Oregon March 23, 2001

STOCK PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative shareholder return on the Company’s common stock during the five years ended December 31, 2000 with: (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices and (ii) the Total Return Index for NASDAQ Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1995, in the Company’s common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

	Period Ending
Index	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00

Cascade Bancorp	100.00	135.87	373.19	356.25	285.73	317.27
NASDAQ - Total US*	100.00	123.04	150.69	212.51	394.92	237.62
SNL ‹$500M Bank Index	100.00	128.71	219.41	200.34	185.44	178.90
NASDAQ Bank Index*	100.00	132.04	221.06	219.64	211.14	241.08

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PROXY STATEMENT
OF
CASCADE BANCORP

1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

ANNUAL MEETING OF SHAREHOLDERS
April 23, 2001

     This Proxy Statement and the accompanying form of proxy are being sent to shareholders on or about March 23, 2001, for use in connection with the solicitation of proxies by the Board of Directors of Cascade Bancorp (Bancorp), a financial holding company, and its principal subsidiary, Bank of the Cascades (the Bank) (collectively, “the Company”), to be used at the 2001 Annual Meeting of Shareholders of the Company (hereinafter called the “Meeting”) which will be held on Monday, April 23, 2001, at 5:30 p.m., Local Time, at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon 97702, or at any adjournment or adjournments thereof.

REVOCATION OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time prior to exercise. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. A proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below. Mere presence of a shareholder at the meeting will not revoke a proxy. The presence, in person or by proxy, of a simple majority of the total number of shares of Common Stock outstanding will be necessary to constitute a quorum at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Shareholders of record as of the close of business on March 12, 2001 are entitled to one vote for each share held. As of March 12, 2001, the Company had 6,886,543 shares of Common Stock issued and outstanding. The Company did not have any other class of equity securities outstanding on the record date. A simple majority of the total shares voted in person or by proxy is required to elect directors and ratify or approve any other items being voted on, provided that a quorum of the shares is represented.

     Persons and groups who beneficially own in excess of 5 percent of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended, with the Company and the Federal Deposit Insurance Corporation. Based on such reports, management knows of no person who owned more than 5 percent of the outstanding shares of Common Stock as of March 12, 2001.

     The following table sets forth, as of March 12, 2001, certain information as to the shares of Common Stock beneficially owned by all executive officers and directors as a group.

	Beneficial Ownership (1)		% of Shares Outstanding
All Executive Officers and
Directors as a Group (12 persons)	664,151	(2)	9.64%

(1)	Includes all shares owned directly by the named individuals or by the individuals indirectly through a trust or corporation, or by the individuals’ spouses and minor children, except as otherwise noted. The named individuals effectively exercise sole or shared voting and investment power over these shares.

(2)	Includes shares of common stock subject to outstanding stock options which are exercisable within 60 days of March 12, 2001. Such options were granted under the Company’s 1994 Incentive Stock Option Plan. See “Benefits - Stock Option Plan.”

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ITEM 1.   ELECTION OF DIRECTORS

     The Company’s Board of Directors currently consists of seven directors, who are divided into three classes. The Company’s by-laws provide that the number of directors in the class whose term expire at the time of the Meeting shall be elected to hold office for a term of three years. The Board of Directors has nominated each of the following persons for election as a director to serve a three-year term expiring at the Company’s Annual Meeting of Shareholders in the year indicated above such person’s name:

Term Ending 2004

Gary L. Hoffman
Patricia L. Moss
L.A. Swarens

     It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees for a term of three years. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of directors knows of no reason why any nominee might be unavailable to serve.

     Following Roger Shields’ retirement, the by-laws of the Company were amended to reduce the number of Directors from eight to seven members.

     The by-laws of the Company do not allow nominations from the floor at the annual meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Company not less than ten (10) days prior to the Meeting date along with a statement of the nominees background and business experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE

     The following table sets forth the name of the Board of Directors’ nominees for election as director and those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each current director’s age, the year he or she first became a director and the number of shares of the Company’s Common Stock beneficially owned.

Name	Age	Year First Elected Director	Term to Expire		Shares of Common Stock Owned at March 12, 2001 (1)(2)	Percent of Class
Gary L. Hoffman	60	1984	2004	(3)	73,866	1.07%
Patricia L. Moss	47	1993	2004	(3)	115,218	1.67%
L.A. Swarens	68	1976	2004	(3)	165,735	2.41%
Gary L. Capps	65	1978	2002		65,505.95%
James E. Petersen	60	1986	2002		39,613.58%
Ryan R. Patrick	45	1998	2002		4,900.07%
Jerol E. Andres	57	1993	2003		5,089.07%

(1)	Includes all shares owned directly by the named individuals or by the individuals indirectly through a trust or corporation, or by the individuals’ spouses and minor children, except as otherwise noted. The named individuals effectively exercise sole or shared voting and investment power over these shares.

(2)	Includes shares of common stock subject to outstanding stock options, which are exercisable within 60 days of March 12, 2001. Such options were granted under the Company’s 1994 Incentive Stock Option Plan. See “Benefits - Stock Option Plan.”

(3)	Assuming the individual is re-elected.

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     The principal occupation of each director of the Company for the last five years is set forth below. Unless otherwise stated, each director resides in the State of Oregon.

     Jerol E. Andres.   Mr. Andres was elected to the board in 1993. Since 1988 Mr. Andres has served as CEO/President of Eagle Crest, Inc., a Central Oregon real estate development and resort. He is currently Director & Co-founder of Trendwest Resorts, Kirkland WA. He is and has been active in the Central Oregon Community.

     Gary L. Capps.   Mr. Capps has served as Chairman of the Board since 1984. From 1992 to 1997 Mr. Capps served as Executive Director of the Bend Chamber of Commerce and is currently a commercial real estate broker at Arnie Swarens Town & Country Realty.

     Gary L. Hoffman, M.D.   Dr. Hoffman has served as Vice Chairman of the Board since 2000 and is the chairman of the Audit Committee. From 1975 to 2000, until his recent retirement, Dr. Hoffman practiced surgery at Bend Memorial Clinic. He is a partner in the Bend Surgery Center. Dr. Hoffman is also a principal of Deschutes Medical Products, Inc.

     Patricia L. Moss.   Ms. Moss has served as President & CEO of the Bank and the Company since 1998. From 1987 to 1998 Mrs. Moss served as Executive Vice President, Chief Financial Officer, and Secretary to the Board of Directors. She joined the Bank at its inception and has over 25 years of banking experience.

     Ryan R. Patrick, CPA.   Mr. Patrick was elected to the board in 1998. From 1989 to 2000 Mr. Patrick was a partner in the certified public accounting firm Harrigan, Patrick, Price and Co. LLP. His experience includes business and tax consultation services for a wide range of clients including individuals, corporations, partnerships, estates and trusts. He is currently with the firm Patrick Casey & Co. LLP.

     James E. Petersen.   Mr. Petersen serves as Assistant Secretary to the Board of Directors. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp, Petersen, Noteboom, Hansen, Arnett & Sayeg, LLP where he specializes in the areas of business, real estate and estate planning. He currently serves as General Counsel for the Company.

     L.A. Swarens.   Mr. Swarens was an organizer and founder of the Bank. Mr. Swarens also serves as Chairman of the Directors Loan Committee of the Bank. Since 1958 Mr. Swarens has owned and operated Arnie Swarens Town & Country Realty.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors conducts its business through meetings of the Board and through its committees. During the fiscal year ended December 31, 2000, the Board of Directors of the Company and the Bank held 12 regular meetings, as well as numerous committee meetings. Each director attended more than 75% of the meetings of the Board of Directors and all committees of the Board on which the director served.

     The Director’s Loan Committee (L.A. Swarens as Chair) consists of any two non-management members of the Board plus the loan officer seeking the approval. Director’s Loan committee meetings are scheduled on an as needed basis. There were approximately 38 loan committee meetings during the 2000 fiscal year.

     The Board of Directors of the Company has an Audit Committee consisting of Hoffman (Chair), Capps and Patrick. The purpose of the committee is to provide direction and oversight to the Company’s internal auditors. The committee also bears responsibility for the audit function and reviews of the examinations of the Company by federal and state regulatory authorities and the audit by the independent auditing firm. The Audit Committee met 5 times during the 2000 fiscal year.

     The Trust Committee was formed in 1999 and consists of Petersen, Patrick and Moss. The Committee provides general oversight supervision of the Trust Department of the Bank. The Committee approves Trust Department policies, including the acceptance of trust assignments and the types of investments to be made of trust funds. The Trust Committee met 4 times during the 2000 fiscal year.

     The Compensation Committee consists of the full board. The purpose of the committee is to analyze and determine executive and Company compensation policies and other compensation related items (i.e., profit sharing plans, benefit plans, etc.). The committee meets at least annually on an as-needed basis and met 1 time during the 2000 fiscal year.

EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 2000, 1999 and 1998, information as to the compensation received by each executive officer of the Company and the Bank who received total cash and cash equivalent forms of compensation in excess of $100,000 during this period.

Summary Compensation Table

			Annual compensation			Long-term Compensation Awards
Name and Principal Position	Age	Year	Salary(1)		Bonus	Number of securities underlying Options(#)(2)	All other Compensation (3)

Patricia L. Moss	47	2000	$125,000		$151,778	6,000	$59,048
President/ Chief Executive		1999	105,000		120,424	5,500	37,163
Officer/ Director		1998	92,000		119,588	9,000	28,645

Michael J. Delvin	52	2000	$105,000		$ 78,612	5,000	$32,990
Executive Vice President/		1999	93,000		68,653	6,050	21,927
Chief Operating Officer		1998	35,417	(4)	26,250	—	—

Frank R. Weis	50	2000	$ 91,000		$ 57,289	4,000	$26,912
Senior Vice President/		1999	81,000		50,783	3,300	27,026
Credit Administrator		1998	76,000		55,243	4,500	23,855

Gregory D. Newton	49	2000	$ 89,000		$ 56,489	4,000	$25,530
Senior Vice President/		1999	82,000		51,283	3,300	24,321
Chief Financial Officer/		1998	75,000		54,743	4,500	11,304
Secretary

Peggy L. Biss	42	2000	$ 89,000		$ 56,489	4,000	$20,334
Senior Vice President/		1999	80,000		50,283	3,300	20,874
Human Resources		1998	75,000		54,743	4,500	18,939

Kay Smith	52	2000	$ 85,000		$ 54,889	4,000	$29,039
Senior Vice President/		1999	76,500		48,533	3,300	29,312
Operations		1998	75,000		54,743	4,500	25,070

(1)	Includes amounts contributed by the named executive officer to the deferred compensation plan and 401(k) profit sharing plan.

(2)	Options to acquire shares of Common Stock as adjusted for subsequent stock dividends and stock splits.

(3)	Consists of the Company’s contributions to the 401(k) profit sharing plan and accrued earnings related to the salary continuation plan for the benefit of the named executive officers. See “Benefits - 401(k) Profit Sharing Plan and Other Benefit Plans.

(4)	Mr. Delvin was hired 8/3/98 with a base annual salary of $93,000.

DIRECTOR COMPENSATION

     Members of the Board of Directors (excluding the executive officers) receive $1,500 for attendance at each monthly Board meeting. The Chairman of the Board receives $1,850 for attendance at each monthly Board meeting. In addition, Directors receive $50 for attendance at each Director Loan Committee meeting and are not compensated for other committee meetings.

CONTINGENT COMPENSATION AGREEMENTS

     The Company has entered into change of control agreements with the active officers listed in the Executive Compensation table that follows. In the event of a change of control and a material adverse change in employment within one year of the change of control, the agreements pay the greater of one year’s cash compensation, or one month’s cash compensation for each year of service to a maximum of eighteen months. The agreement for Patricia L. Moss pays seventy-five percent of cash compensation for eighteen months, continuation of medical and insurance benefits for one year, and a six-month term consulting service contract at a maximum 20 hours per week.

STOCK OPTIONS

     The following table sets forth information regarding options for the purchase of the Company’s Common Stock, which were granted during 2000 to the executive officers named in the Executive Compensation summary table.

Option Grants in Fiscal 2000 Individual Grants
Name	Number of securities underlying options granted	% of total options granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term
					5%	10%
Patricia L. Moss	6,000	8.1%	$12.50	01/01/2010	$122,160	$194,520
Michael J. Delvin	5,000	6.7%	$12.50	01/01/2010	$101,800	$162,100
Gregory D. Newton	4,000	5.4%	$12.50	01/01/2010	$81,440	$129,680
Kay Smith	4,000	5.4%	$12.50	01/01/2010	$81,440	$129,680
Peggy L. Biss	4,000	5.4%	$12.50	01/01/2010	$81,440	$129,680
Frank R. Weis	4,000	5.4%	$12.50	01/01/2010	$81,440	$129,680

The following table sets forth information regarding option holdings for the year ended December 31, 2000 with respect to the executive officers named in the Executive Compensation summary table.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
	Shares Acquired On Exercise	Value Realized	Number of unexercised Options at FY-End (#)		Value of unexercised in-the-money options at FY-End($)(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Patricia L. Moss	1,000	$ 6,345	72,194	—	$489,665	—
Mike Delvin	—	—	2,210	8,840	$ 1,000	$4,000
Gregory D. Newton	—	—	6,220	9,330	$ 4,821	$7,231
Kay Smith	7,125	$66,249	31,934	—	$170,327	—
Peggy L. Biss	500	$ 4,516	41,530	—	$277,994	—
Frank R. Weis	7,125	$53,891	31,934	—	$170,327	—

(1)	On December 31, 2000, the fair market value of the Company’s Common Stock (the fair market value) was $13.50. For purposes of the foregoing table, stock options with an exercise price less than the fair market value are considered to be “in-the-money” and are considered to have a value equal to the difference between the fair market value and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

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BENEFITS

     Bonus Plan. The Company believes that an incentive bonus based on earnings motivates management/officers to perform at the highest levels. Management performance has a direct impact on the short-range and long-range profitability and viability of the institution and an incentive bonus promotes the retention of qualified management. The management incentive bonus program is at the discretion of the Board. Specific programs are developed by management and are approved annually by the Board of Directors.

     Stock Option Plan. In 1994, the Company’s Board of Directors adopted a Stock Option Plan for key employees. Under the Stock Option Plan, the Company may grant Incentive Stock Options (ISO’s) and Non-qualified Stock Options (NSO’s). Options are intended to be granted to officers and selected key employees.

     The purposes of the Plan are to attract and retain key officers and employees and to encourage their continued participation in the Bank by facilitating their purchase of an equity interest in the Bank’s parent corporation, Cascade Bancorp.

     The option price of ISO’s is the fair market value at the date of grant and the option price of NSO’s is to be at a price not less than 85% of fair market value at the date of grant. Generally, options are granted for a period of ten years and become exercisable in varying amounts commencing one year from the date of grant. As of December 31, 2000, ISO’s for 360,056 shares have been granted at prices ranging from $2.28 to $16.97 per share, and 148,326 shares remained available for future grant. In January 2001, 76,750 proposed shares for the 2001 allocation were approved at a price of $13.50 per share.

     401(k) Profit Sharing Plan. The purpose of the Employees’ 401(k) Profit Sharing Plan (the Plan) is to reward eligible employees for long and loyal service and to provide incentives to employees that encourage employment retention and participation in the growth and increased profitability of the Company. Employees who are 18 years of age become eligible to participate upon completion of (6) months or 1,000 hours of service. Employees are allowed to contribute up to 10% of their salary to the Plan on a pre-tax basis. Annually, at the discretion of the Board, a matching contribution up to 6% of the amount of the employee’s salary level, will be set aside on their behalf. In addition, the Board of Directors may make a discretionary profit sharing contribution that eligible employees may receive in cash or defer through the Plan. Employees are 100% vested in their contribution to the Plan and are fully vested in the Company’s contributions under the Plan after five years of service at the Company. Employees are entitled to withdraw funds from the Plan upon retirement, death, disability, termination of employment, or in the case of certain defined instances of hardship

     Other Benefit Plans. The Bank has deferred compensation plans for the Board and certain key executives and managers, a salary continuation plan for certain key executives and a fee continuation plan for the Board. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred compensation plus interest is generally payable upon termination in either a lump sum or monthly installments.

     The salary continuation plan for certain key executives and managers and the fee continuation plan for the Board, provide defined benefits to the participants upon termination. The defined benefits for the key executives and the Board are for periods of fifteen years and ten years, respectively. The benefits are subject to certain vesting requirements and vested amounts are generally payable upon termination in either a lump sum or monthly installments.

     The plans also include death benefit provisions for certain participants. To assist in the funding of the plans, the Bank has purchased life insurance policies on most of the participants for which the Bank is named the beneficiary. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. The cash surrender value of these policies at December 31, 2000 was approximately $6,757,000. Interest is earned on the insurance policies to substantially offset the ongoing annual expense of the salary continuation and fee continuation plans.

COMPENSATION COMMITTEE REPORT

     The intention of the Compensation Committee Report is to describe, in general terms, the process the Committee undertakes and the matters it considers in determining the appropriate compensation for the Company’s executive officers, including the executive officers who are named in the enclosed Summary Compensation Table (the “Named Executives”). The Company, acting through the Committee, believes that the Compensation of its Named Executives and other key personnel should reflect and support the goals and strategies that the Company has established.

     Compensation Philosophy. The Compensation Committee has two principal objectives in determining executive compensation (1) to attract, reward and retain key executive officers and (2) to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing shareholder value.

     Elements of Executive Compensation. The elements of the Company’s compensation of executive officers are: (1) annual cash compensation in the form of base salary and incentive bonuses, (2) long-term incentive compensation in the form of Salary Continuation Agreements, (3) long-term incentive compensation in the form of stock options granted under the Company’s 1994 Incentive Stock Option Plan; and (4) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and employer contributions under the Company’s 401(k) Profit Sharing Plan.

     The Committee believes that the Company’s goals are best supported by attracting and retaining well-qualified executive officers and other personnel through competitive compensation arrangements, with emphasis on rewards for outstanding contributions to the Company’s success, with a special emphasis on aligning the compensation strategies and program for executive officers and other personnel with those of the Company’s shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee is composed of three outside directors who are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealer’s listing standards. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is included as Appendix A to this proxy statement.

     Authority, responsibility, and accountability for the design, implementation, and ongoing monitoring of internal controls, compliance with laws and regulations, and financial reporting are vested in management. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

     With respect to the year ended December 31, 2000, in addition to its other work, the Committee:

•	reviewed and discussed with the entire Board and management the audited consolidated financial statements of Cascade Bancorp as of December 31, 2000 and the year then ended;

•	Discussed with Symonds, Evans & Company, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended;

•	Received from Symonds, Evans & Company, P.C. written affirmation of their independence required by Independence Standards Board Standard No. 1. In addition, discussed with the auditors the firm’s independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

     The Committee recommended, based on the review and discussion summarized above, that the Board of Director’s include the audited consolidated financial statements in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Commission.

ITEM 2. SHAREHOLDER PROPOSAL

     Mr. & Mrs. Sheldon G. Larky, 14730 Talbot Street, Oak Park, Michigan 48237, owners of 2,100 shares of the Company’s Common Stock, have given notice that they intend to present for action at the Annual Meeting the following proposal:

PROPOSAL: The Board of Directors is directed to immediately institute and maintain a dividend reinvestment plan for its shareholders so shareholders may reinvest the company’s dividends and direct purchase additional shares of the company’s stock without paying any fees or commissions.

REASON FOR THE PROPOSAL: Progressive companies throughout the United States, many of whom are community bank corporations, maintain dividend reinvestment plans. The popularity of these plans demonstrate an excellent, well received shareholder relations service for long-term investors to invest and build their own ownership over time. This is particularly true of community bank corporations, where shareholders typically live and work in the community and use the bank’s services.

Use of dividend reinvestment plans build and maintain shareholders’ loyalties. Stockholders find the plans an easy way to increase their holdings in a regular manner through reinvestment of dividends and purchases of shares. As shareholders increase their holdings, not only does their wealth increase, so too does their allegiance to the corporations. For corporations, dividend reinvestment plans provide a stable base of shareholders who are likely to have a long-term “buy and hold” investment philosophy. The base of individual shareholders who purchase shares through dividend reinvestment plans tend to stabilize a company’s share price.

Through use of these plans, corporations save money by issuing fewer dividend checks and have less checks to process when dividends are declared and paid. New and reinvested funds are invested efficiently into the corporations for capital development, expansion and other fiscal purposes. Dividend reinvestment plans allow companies to raise additional capital without making a public offering.

Cascade Bancorp is a dynamic, progressive company. Instituting a dividend reinvestment plan will continue to improve the company’s stature, increase shareholder loyalty and wealth, and infuse more capital into the company. The plan will offer a convenient and economical means for long-term investors to own shares.

Shareholders are urged to vote “YES” on the proxy card.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Cascade Bancorp’s Board of Directors has considered a dividend reinvestment plan on several occasions. In so doing it has analyzed the cost and benefits of such a program and has solicited advice from its accountants and investment advisors on the subject. Based on this information, the Board has concluded that such a plan is not advisable at this time because:

1)	The cost of administering the program exceeds the shareholder benefits.

2)	Shareholders who desire to participate in a dividend reinvestment plan may do so through many Stock brokerage firms who offer dividend reinvestment programs free or at reduced cost to clients.

3)	The Company’s independent accountants have advised us that the implementation of such a plan at this time could potentially lead to unfavorable accounting implications in the event of potential merger or acquisition activity (note: no such activity is anticipated at this time).

     Your Board will from time to time consider and evaluate dividend reinvestment and other programs in the context of maximizing the long-term value to shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2000, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.24 million, which represented approximately 4% of the Company’s consolidated stockholders’ equity at that date.

     James E. Petersen, a director and stockholder of the Company, is a partner in the law firm of Karnopp, Petersen, Noteboom, Hansen, Arnett & Sayeg, LLP, and serves as general counsel to the Company and the Bank.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s Common Stock file an initial report of their ownership of the Company’s securities on Form 3 and report changes in their ownership of the Company’s securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

     Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2000, and written representations from certain reporting persons, the Company believes that all reporting persons made all required Section 16 filings with respect to 2000 on a timely basis, except that Gary L. Hoffman reported late on one Form 4 which was a purchase transaction.

AUDITORS

     Symonds, Evans & Company, P.C. served as the Company’s independent auditors for the fiscal year ended December 31, 2000. A representative of Symonds, Evans & Company, P.C. will be present at the Meeting to respond to questions from shareholders and will have the opportunity to make a statement if he or she so desires.

INFORMATION AVAILABLE TO SHAREHOLDERS

The Company’s 2000 Annual Report including Form 10-K is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained without charge from Gregory D. Newton, Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or Email cascade@botc.com.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon, 97701 no later than December 31, 2001. Any such proposals shall be subject to the requirements of the proxy rules adopted under the 1934 Exchange Act.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

     The cost of solicitation of proxies will be borne by Cascade Bancorp. In addition to solicitation by mail, employees of the Company may request of shareholders the return of proxies personally, or by mail, telephone or FAX. Cascade Bancorp will, upon request, reimburse brokers or other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and obtaining authorization from beneficial owners of the Company’s stock to execute proxies.

Appendix A

Cascade Bancorp
Audit Committee Charter

PURPOSE

     The audit committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the Corporation. The purpose of the Audit Committee is to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit effort of the Corporation’s independent accountants and internal auditing department.

•	Maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.

COMPOSITION

     The Audit Committee will be comprised of three or more directors as determined by the Board. Each member of the Audit Committee will be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member. A director is independent when they are not an officer or employee of the Company or its subsidiaries or any other individual having a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities. All other definitions and requirement of independence noted in 17 CFR Parts 210, 228, 229, and 240 will be adhered to. All members shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

The Board will also appoint a nonvoting management representative. This individual must have sufficient knowledge of the operations of the Company and its affiliates to act as an interface between the auditors, examiners, management, and the Committee. This individual will usually be the Chief Operations Officer of the Company.

The Board shall elect the members of the Committee annually. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

     The Committee shall meet four times annually, or more frequently as circumstances dictate.

RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

1.	Update and review this Charter at least annually.

2.	Shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. This committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

3.	Submit the minutes of all meetings of the audit committee to, or review the matters discussed at each committee meeting with the Board of Directors.

4.	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls, and elicit any recommendations for the improvement of such internal control procedures or areas where new or more detailed controls or procedures are desirable.

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5.	Inquire of management, the internal audit manager and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

6.	Review the adequacy of the Company’s systems of internal controls and programs designed to ensure compliance with applicable laws and regulations.

7.	Review all regulatory examinations and their responses. This review is expected to ensure that appropriate action is being taken to address all issues.

Independent Accountant

8.	Review and recommend to the directors the independent accountant to be selected to audit the financial statements of the Corporation and its subsidiaries, the compensation of the independent accountant, and the discharge of the independent accountants.

9.	Obtain a formal written statement delineating all relationships between the accountant and the Company. The Audit Committee shall confirm the independence of the independent accountant, including a review of management consulting services (and related frees) provided by the independent accountant.

10.	Review the scope and the plan of the independent accountant.

11.	Review the financial statements contained in the annual report to shareholders with management and the independent accountant to determine that the independent accountant is satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

12.	Review with financial management and the independent accountant the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

13.	Provide sufficient opportunity for the internal auditor and independent accountant to meet with the members of the audit committee without members of management present. Among the items to be discussed are the independent auditor’s evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

Internal Audit

14.	Review and concur in the appointment, replacement, reassignment or dismissal of the Internal Audit Manager.

15.	Review the internal audit function including the independence and authority of its reporting obligations, and the proposed audit plans for the coming year to assure completeness of coverage and effective use of audit resources.

16.	Receive and review summary of findings, including scope, from completed internal audits.

17.	Periodically review progress on proposed internal audit plans or schedules.

18.	Annually provide input for performance evaluation of the Internal Audit Manager.

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